Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

ANADARKO MARCELLUS MIDSTREAM, L.L.C.

as Contributing Party

and

WESTERN GAS PARTNERS, LP

WESTERN GAS OPERATING, LLC

WGR OPERATING, LP

as Recipient Parties

and, for certain limited purposes,

ANADARKO PETROLEUM CORPORATION

and

ANADARKO E&P ONSHORE LLC

Covering the Contribution of

a 33.75% interest in the AMI Midstream Assets subject to the Agreement for the Construction, Ownership, and Operation of Midstream Assets in AMI Area A of Northern Pennsylvania, by and among Statoil Pipelines, LLC (“Statoil”), Appalachia Midstream Services, L.L.C. (“AMS”), Anadarko Marcellus Midstream, L.L.C. (“Contributing Party”) and Mitsui E&P USA LLC (“Mitsui”), and effective (a) as to Contributing Party and AMS, on September 1, 2006, (b) as to Statoil, on November 24, 2008, and (c) as to Mitsui, on January 1, 2010

Dated as of February 27, 2013

i

Disclosure Schedules

Schedule 4.3	- Preference Rights and Transfer Requirements
Schedule 4.5	- Contributing Party Litigation
Schedule 4.6	- Title to Interest
Schedule 4.7 Schedule 4.8 Schedule 4.9	- Taxes - Compliance With Laws - Environmental Matters
Schedule 4.11	- Permits
Schedule 4.12 Schedule 4.16 Schedule 4.18	- Contracts - Obligations - Budgets; Outstanding Capital Commitments
Schedule 4.20	- Insurance
Schedule 5.4	- Recipient Party Litigation

Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D	Liberty and Rome Gas Gathering Systems Form of Interest Conveyance Agreement Form of Partnership Agreement Amendment Tax Treatment of Contribution

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT, dated as of February 27, 2013 (the “Agreement”), is made and entered into by and among Anadarko Marcellus Midstream, L.L.C., a Delaware limited liability company (“Contributing Party”), and Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), Western Gas Operating, LLC, a Delaware limited liability company (“Western Gas Operating”) and WGR Operating, LP, a Delaware limited partnership (the “Operating Partnership,” and, together with the Partnership and Western Gas Operating, the “Recipient Parties”). The Contributing Party and the Recipient Parties are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” In addition, Anadarko Petroleum Corporation, a Delaware corporation (“Anadarko”), is a party to this Agreement for the limited purposes set forth in Article II, Section 3.5, Article IV, Section 6.3, Article VIII, Article IX, Article X and Article XI and is a “Party” under this Agreement solely to that extent, and Anadarko E&P Onshore LLC, a Delaware limited liability company (“Anadarko E&P”) is a party to this Agreement for the limited purposes set forth in Article II, Section 6.3, Article X and Article XI, and is a “Party” under this Agreement solely to that extent.

RECITALS

WHEREAS, the Partnership owns all of the equity interests in Western Gas Operating, which is a disregarded entity for U.S. federal income tax purposes;

WHEREAS, the Partnership is the sole limited partner and Western Gas Operating is the sole general partner of the Operating Partnership, which is a disregarded entity for U.S. federal income tax purposes;

WHEREAS, the Contributing Party owns the Interest (defined herein);

WHEREAS, the Contributing Party desires to contribute the Interest to the Partnership for the consideration described herein, and the Partnership desires to acquire such Interest for such consideration;

WHEREAS, the Partnership desires to contribute a portion of the Interest to Western Gas Operating, and Western Gas Operating desires to acquire such portion;

WHEREAS, the Partnership and Western Gas Operating desire to transfer all of the Interest to the Operating Partnership and the Operating Partnership desires to acquire such Interest; and

WHEREAS, in order to avoid multiple conveyances of the Interest, each of the Parties entitled to receive an interest in the Interest agrees that the Contributing Party will be instructed to convey the Interest to any Party to which it is required to make such a conveyance, with the result that the Contributing Party will execute and deliver a document to convey the Interest directly to the Operating Partnership.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions.

“AAPA” means the Appalachian Area Participation Agreement by and between Anadarko E&P and Mitsui, effective January 1, 2010, including the Separate Carry Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to each of the Anadarko Entities, including Contributing Party, the term “Affiliate” shall exclude the Partnership Entities, and (b) with respect to each of the Partnership Entities, including the Recipient Parties, the term “Affiliate” shall exclude the Anadarko Entities.

“Aggregate Consideration” has the meaning set forth in Section 9.8(a).

“Agreement” has the meaning set forth in the preamble.

“AMI Contracts” means all contracts, agreements, instruments, undertakings or commitments (including intercompany contracts, agreements, instruments, undertakings or commitments), written or oral, by which Operator or any of the AMI Midstream Assets are bound, or that relate to or are otherwise applicable to Operator or the AMI Midstream Assets (including exchange agreements, transportation or gathering agreements, connection or interconnect agreements, construction agreements, operating agreements, environmental compliance agreements, processing agreements, work orders, purchase orders, service agreements, rental agreements, compression agreements, utility services agreements, non-disturbance agreements for the benefit of Operator or any System Owner, fractionation agreements, and agreements for the sale and purchase of oil, gas, casinghead gas or other Hydrocarbons or processing agreements to the extent applicable to Operator or any of the AMI Midstream Assets).

“AMI Midstream Assets” has the meaning given such term in the COO Agreement, and includes the AMI Systems.

“AMI Permits” has the meaning set forth in Section 4.11.

“AMI Surface Contracts” means all easements, AMI Permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use in connection with, and which are part of, the AMI Midstream Assets.

“AMI Systems” means the Liberty Gas Gathering System and the Rome Gas Gathering System.

“AMS” means Appalachia Midstream Services, L.L.C., which at present is the Operator.

“Anadarko” has the meaning set forth in the preamble.

“Anadarko E&P” has the meaning set forth in the preamble.

“Anadarko Entities” means Anadarko and any other Person Controlled by Anadarko other than the Partnership Entities.

“Anadarko Indemnified Parties” has the meaning set forth in Section 9.2.

“Ancillary Documents” means, collectively, the Recipient Party Ancillary Documents and the Contributing Party Ancillary Documents.

“Area A Tax Partnership” means the arrangement and undertaking evidenced by the COO Agreement including Exhibit 11.4 to the COO Agreement.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.

“Cash Consideration” means $465,500,000.00.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations.

“Contributing Party” has the meaning set forth in the preamble.

“Contributing Party Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by Contributing Party, or any Affiliate thereof, at the Closing pursuant to Section 3.2 and each other document or contract entered into by Contributing Party, or any Affiliate thereof, in connection with this Agreement or the Closing.

“Contributing Party Closing Certificate” has the meaning set forth in Section 7.2(c).

“Control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“COO Agreement” means the Agreement for the Construction, Ownership, and Operation of Midstream Assets in AMI Area A of Northern Pennsylvania, by and among Statoil, AMS, Contributing Party and Mitsui, and effective (a) as to Contributing Party and AMS, on September 1, 2006, (b) as to Statoil, on November 24, 2008, and (c) as to Mitsui, on January 1, 2010.

“Deductible” has the meaning set forth in Section 9.8(a).

“Effective Time” has the meaning set forth in Section 3.1.

“Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup, pollution control or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of any Hazardous Substances; including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, the Pennsylvania Clean Streams Law and other environmental conservation and protection laws, each as amended through the Closing Date.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Evercore” has the meaning set forth in Section 4.22.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Partner” means Western Gas Holdings, LLC, a Delaware limited liability company.

“Governmental Entity” means any Federal, state, local, municipal or foreign court or governmental agency, authority or instrumentality or regulatory body having jurisdiction.

“Hazardous Substance” means (a) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

“Indemnified Party” means any Person entitled to indemnification in accordance with Article IX.

“Indemnifying Party” means any Person from whom indemnification is required in accordance with Article IX.

“Indemnity Claim” has the meaning set forth in Section 9.4.

“Interest” means (a) an undivided 33.75% interest as tenant in common in the AMI Midstream Assets, (b) all of Contributing Party’s right, title and interest in and to, and rights and obligations under, the COO Agreement and (c) rights and obligations under the AAPA that are attributable to the AMI Midstream Assets (as more specifically described in Exhibit D).

“Interest Conveyance Agreement” means a conveyance, substantially in the form attached hereto as Exhibit B, reflecting the transfer of the Interest to the Operating Partnership.

“Knowledge” and any variations thereof or words to the same effect mean: (a) with respect to Contributing Party, the actual knowledge of: (i) the officers of Contributing Party and its Affiliates, and (ii) the employees of Anadarko and its Affiliates who have responsibility for the AMI Midstream Assets and who have the title of Midstream General Manager or Midstream Commercial Development Regional Manager; and (b) with respect to the Recipient Parties, the actual knowledge of the officers of the Recipient Parties and their respective Affiliates.

“Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.

“Lien” means any lien, security interest, mortgage, pledge, charge, encumbrance or right of others.

“Liberty Gas Gathering System” means the gas gathering system commonly referred to as the Liberty Gas Gathering System, as more particularly described and depicted on the Area of Operation Map attached as Exhibit A and including all AMI Midstream Assets related thereto or associated therewith.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, sanctions, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.

“Marcellus JV Tax Partnership” means the arrangement and undertaking evidenced by the AAPA including Exhibit M to the AAPA.

“Material Adverse Effect” means any effect that is material and adverse to the ownership, operation, value, properties, assets, liabilities, financial condition, results of operations, or business (as currently operated) of or comprising (a) the Liberty Gas Gathering System or Contributing Party’s proportionate interest therein, (b) the Rome Gas Gathering System or Contributing Party’s proportionate interest therein, (c) the AMI Midstream Assets or Contributing Party’s proportionate interest therein or (d) the Interest; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from the announcement of the entry into this Agreement or of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic or financial conditions or any outbreak of hostilities or war; (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally) unless such effect disproportionately affects the Liberty Gas Gathering System, the Rome Gas Gathering System, the AMI Midstream Assets, the business or operations thereof, Contributing Party’s proportionate interest therein or the Interest, as applicable, relative to such industry; and (iv) any effect resulting from a change in Laws.

“Mitsui” means Mitsui E&P USA LLC.

“Operator” has the meaning given such term in the COO Agreement.

“Order” means any order, writ, injunction, decree, ruling, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.

“Partnership” has the meaning set forth in the preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 14, 2008, as such agreement is amended and in effect on the date of this Agreement.

“Partnership Agreement Amendment” means an instrument substantially in the form set forth on Exhibit C.

“Partnership Debt” has the meaning set forth in Section 2.3.

“Partnership Entities” means the General Partner and each member of the Partnership Group.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Indemnified Parties” has the meaning set forth in Section 9.3.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permitted Liens” means (a) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest, (b) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, and (c) utility easements, restrictive covenants and defects, imperfections or irregularities of title that do not and could not reasonably be expected to interfere materially with the ordinary conduct of the business of the AMI Midstream Assets.

“Person” means any individual, firm, corporation, partnership (general or limited), limited liability company, trust, joint venture, Governmental Entity or other entity.

“Preference Right” means any right or agreement that enables any Person to purchase or acquire the Interest or any portion of or interest in the Interest or any AMI Midstream Assets as a result of or in connection with (a) the sale, assignment or other transfer of the Interest, (b) the execution or delivery of this Agreement or the consummation or performance of this Agreement or (c) the consummation of the transactions contemplated hereby.

“Recipient Parties” has the meaning set forth in the preamble.

“Recipient Party Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Recipient Party, or any Affiliate thereof, at the Closing pursuant to Section 3.3 and each other document or contract entered into by any Recipient Party, or any Affiliate thereof, in connection with this Agreement or the Closing.

“Recipient Party Closing Certificate” has the meaning set forth in Section 7.3(b).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Revolving Credit Agreement” means the Credit Agreement dated March 24, 2011 among the Partnership, as borrower, Wells Fargo Bank National Association, as the administrative agent, and the lenders party thereto, as amended through the date hereof.

“Rome Gas Gathering System” means the gas gathering system commonly referred to as the Rome Gas Gathering System, as more particularly described and depicted on the Area of Operation Map attached as Exhibit A and including all AMI Midstream Assets related thereto or associated therewith.

“Section 754 Election” has the meaning set forth in Section 6.3(f).

“Separate Carry Agreement” means the letter agreement dated March 12, 2010 by and between Mitsui and Anadarko E&P relating to the AMI Midstream Assets and entered into pursuant to Article XIV of the AAPA.

“Special Committee” has the meaning set forth in the Partnership Agreement.

“Statoil” means Statoil Pipelines, LLC.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which more than 50% of the partnership interests (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“System Owner” has the meaning given such term in the COO Agreement.

“Tax” or “Taxes” means (a) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, margins, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Entity, penalties and interest, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Partnership” has the meaning set forth in Section 6.3(f).

“Tax Returns” means all reports, returns, statements (including estimated reports, returns or statements) and other similar filings relating to, or required to be filed in connection with, any Taxes.

“Tax-Sharing Agreements” means all existing contracts or arrangements (whether or not written) regarding the sharing, allocation, or payment of Taxes or amounts in lieu of Taxes.

“Termination Date” has the meaning set forth in Section 8.1(a)(ii).

“Transfer Requirements” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of the Interest.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Unit Consideration” means 449,129 common units of the Partnership.

“Western Gas Operating” has the meaning set forth in the preamble.

Section 1.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes,” “include” and “including” shall be deemed to be followed by the words “without limitation”. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (not withstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not govern or be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day without interest.

(h) Any reference to a statute, regulation or Law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder, in each case as existing on the date of this Agreement.

ARTICLE II

CONTRIBUTION

Section 2.1 Contribution of the Interest. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Contributing Party shall contribute, assign, transfer and convey (or cause to be contributed, assigned, transferred and conveyed) to the Operating Partnership, and the Operating Partnership shall accept contribution of, the Interest pursuant to the Interest Conveyance Agreement and in accordance with Section 2.4.

Section 2.2 Consideration. In consideration for the contribution of the Interest, the Partnership shall (a) distribute to Contributing Party at Closing the Cash Consideration and (b) issue to the Contributing Party at Closing the Unit Consideration.

Section 2.3 Borrowing by the Partnership; Tax Treatment of Cash Consideration. Immediately prior to the Closing, the Partnership shall borrow $250 million of the Cash Consideration under the Revolving Credit Agreement (the “Partnership Debt”). The Parties intend that (i) the distribution of the Cash Consideration to Contributing Party shall be made first out of proceeds of the Partnership Debt, and such portion of the Cash Consideration shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations; (ii) Contributing Party’s share of the Partnership Debt under Sections 1.752-2 and 1.707-5(a)(2)(i) of the Treasury Regulations shall be the entire amount of the Partnership Debt; and (iii) the distribution of the Cash Consideration to Contributing Party in excess of amounts distributed out of proceeds of the Partnership Debt shall be made to reimburse Contributing Party for capital expenditures described in Section 1.707-4(d) of the Treasury Regulations to the extent such distribution does not exceed the amount of capital expenditures described in Section 1.707-4(d) of the Treasury Regulations. The Parties agree to act at all times in a manner consistent with this intended treatment of the Cash Consideration and the Partnership Debt, including disclosing the distribution of the Cash Consideration in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.

Section 2.4 Contemplated Legal Steps. To avoid multiple state law conveyances of the Interest, each Party entitled to receive an interest in the Interest pursuant to this Section 2.4 agrees that Contributing Party is instructed to convey the Interest to each successive Party such that Contributing Party will convey legal title to the Interest directly to the Operating Partnership in a single state law conveyance, which shall accomplish the following discrete transfers:

(a) Contributing Party contributes the Interest to the Partnership and receives the Cash Consideration and the Unit Consideration;

(b) The Partnership conveys an undivided 0.01% interest in the Interest to Western Gas Operating; and

(c) The Partnership and Western Gas Operating convey their undivided interests in the Interest to the Operating Partnership in exchange for increased capital accounts.

ARTICLE III

CLOSING

Section 3.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380, commencing at 9:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties shall take at the Closing itself) or such other date as the Recipient Parties, Anadarko and Contributing Party may mutually determine (the “Closing Date”), subject to the rights of the Parties under Article VIII; provided, however, that after the Closing has occurred, unless otherwise agreed by the Parties, the Closing shall be deemed to have been consummated at 9:00 a.m. Houston, Texas time on the Closing Date (the “Effective Time”).

Section 3.2 Deliveries by Contributing Party. At the Closing, Contributing Party will deliver (or cause to be delivered) the following:

(a) A counterpart to the Interest Conveyance Agreement, duly executed by Contributing Party;

(b) The Contributing Party Closing Certificate, duly executed by an officer of Anadarko;

(c) A certificate under Section 1.1445-2(b)(2) of the Treasury Regulations certifying that Contributing Party is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(d) A counterpart to the Partnership Agreement Amendment, duly executed by the General Partner; and

(e) Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Recipient Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 3.3 Deliveries by the Recipient Parties. At the Closing, the Recipient Parties will deliver (or cause to be delivered) the following:

(a) The Cash Consideration, by wire transfer to an account specified by Contributing Party;

(b) The Unit Consideration, by issuance in book-entry form of such common units to the Contributing Party, by instruction to the Partnership’s transfer agent or otherwise;

(c) A counterpart to the Interest Conveyance Agreement, duly executed by the Operating Partnership;

(d) The Recipient Party Closing Certificate, duly executed by an officer of the General Partner; and

(e) Such other certificates, instruments of conveyance and documents as may be reasonably requested by Contributing Party prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 3.4 Closing Costs; Transfer Taxes and Fees.

(a) Allocation of Costs. Contributing Party shall be responsible for and pay all sales, transfer, use and similar Taxes arising from or associated with the transfer of the Interest (other than Taxes based on income) and all costs and expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with obtaining the Interest.

(b) Reimbursement. If any Recipient Party, on the one hand, or Contributing Party, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.

Section 3.5 Receipts and Credits

(a) Subject to the terms hereof, all monies, proceeds, receipts, credits and income attributable to the Interest (as determined in accordance with GAAP consistent with past practices) (i) for all periods of time at, from and after the Effective Time, shall be the sole property and entitlement of the Recipient Parties, and, to the extent received by Contributing Party or one of its Affiliates, shall be promptly accounted for and transmitted to the appropriate Recipient Party and (ii) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Contributing Party, and, to the extent received by any Recipient Party or any Affiliate of the Partnership, shall be promptly accounted for and transmitted to Contributing Party or Anadarko.

(b) In addition, subject to the terms hereof, all invoices, costs, expenses, disbursements and payables (including Capital Expenditures and Operating Expenses, as defined in the COO Agreement) attributable to the Interest (as determined in accordance with GAAP consistent with past practices) (i) for all periods of time at, from and after the Effective Time, shall be the sole obligation of the Recipient Parties, and the Recipient Parties shall promptly pay or, if paid by Contributing Party or one of its Affiliates, promptly reimburse Contributing Party or such Affiliate for, same and (ii) for all periods of time prior to the Effective Time, shall be the sole obligation of Contributing Party and its Affiliates, and Contributing Party and its Affiliates shall promptly pay or, if paid by the Recipient Parties or any Affiliate of the Partnership, promptly reimburse such Recipient Party or such Affiliate for, same.

(c) Any amounts owing to a Party or its Affiliates in accordance with Section 3.5(a) or (b) shall be settled among the Parties and such Affiliates promptly. For avoidance of doubt, adjustments and other payments pursuant to this Section 3.5 shall not constitute adjustments of the Cash Consideration or Unit Consideration.

(d) For a period of six months following the Closing Date, the Parties shall grant to each other full access to all relevant books and records and relevant personnel to allow each of them to confirm the payments made under this Section 3.5, but only to the extent the granting Party may do so without breaching any contractual restriction binding on such Party, provided that such Party will use commercially reasonable methods to have such restriction(s) waived for such purpose.

Section 3.6 Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 calendar days thereafter, the real and personal property taxes, ad valorem taxes and similar obligations with respect to the Interest and the interest it represents in the AMI Midstream Assets shall be prorated (based on the number of days in each respective period) between the Recipient Parties, on the one hand, and Contributing Party, on the other hand, with Contributing Party being responsible for amounts related to the period up to but excluding the Effective Time and the Recipient Parties being responsible for amounts related to the period at and after the Effective Time. If the final real property tax rate or final assessed value for the current tax year or similar matters are not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ANADARKO AND CONTRIBUTING PARTY

Anadarko and Contributing Party, jointly and severally, hereby represent and warrant to the Recipient Parties as follows:

Section 4.1 Organization. Contributing Party is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability company power and authority to own the Interest, and to carry on its business with respect to the Interest and the AMI Midstream Assets as now conducted. Contributing Party is duly qualified to do business as a foreign entity in each jurisdiction in which the location of its assets, including the Interest, or the conduct of its business requires such qualification.

Section 4.2 Authorization; Enforceability. Each of Anadarko and Contributing Party has full corporate or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and the Contributing Party Ancillary Documents to which it is a party. The execution, delivery, and performance by each of Anadarko and Contributing Party of this Agreement and the Contributing Party Ancillary Documents, and the consummation by each of Anadarko and Contributing Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or limited liability company action of each of Anadarko and Contributing Party. This Agreement has been duly executed and delivered by each of Anadarko and Contributing Party and constitutes (and each Contributing Party Ancillary Document executed or to be executed by each of Anadarko and Contributing Party has been, or when executed will be, duly executed and delivered by Anadarko or Contributing Party and constitutes, or when executed and delivered will constitute), a valid and legally binding obligation of Anadarko or Contributing Party, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.3 No Conflicts. Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 4.3, the execution, delivery and performance by each of Anadarko and Contributing Party of this Agreement and the Contributing Party Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (a) violate, conflict with, or result in any breach of any provision of, or allow or give to others any right to exercise any rights or remedies under, Anadarko’s or Contributing Party’s organizational documents or the COO Agreement, (b) violate any Law applicable to Contributing Party or, to the Knowledge of Contributing Party, applicable to the Interest or the AMI Midstream Assets, or (c) violate, result in any breach of, constitute a default under (or an event that with notice or lapse of time, or both, would constitute such a default under), give to others any rights or remedies under, or result in the creation of any Lien (other than a Permitted Lien) on the Interest or, to the Knowledge of Contributing Party, on the AMI Midstream Assets, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to the Interest or AMI Midstream Assets or by which the Interest or AMI Midstream Assets are bound or affected, except in the case of this clause (c) for (i) rights to consent held by, required notices to, filings with, approvals or authorizations of, or other actions by any Governmental Entity where the same are not required prior to the sale, assignment or contribution of assets such as the Interest or the AMI Midstream Assets or are customarily obtained subsequent to the sale, assignment or contribution thereof, and (ii) violations, breaches, defaults, rights, remedies or Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.4 Preference Rights and Transfer Requirements. Except as set forth in Schedule 4.3, the Interest and the AMI Midstream Assets are not subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement.

Section 4.5 Litigation. Except as disclosed on Schedule 4.5, (a) there are no claims, demands, actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) pending before any Governmental Entity or arbitrator (or, to Contributing Party’s

Knowledge, threatened in writing) against Contributing Party or any of its Affiliates or involving the Interest or, to Contributing Party’s Knowledge, any of the AMI Midstream Assets, the ownership or operation thereof or the Operator (i) seeking to prevent the consummation of the transactions contemplated hereby, or (ii) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (b) no event has occurred nor does any circumstance exist that may give rise to, or serve as a basis for, the commencement of any proceeding described in the immediately foregoing clause (a); and (c) there is no Order relating to the use or ownership of the Interest or, to Contributing Party’s Knowledge, the AMI Midstream Assets, to which Contributing Party, its Affiliates, the Interest or, to Contributing Party’s Knowledge, the Operator or the AMI Midstream Assets, is subject.

Section 4.6 Title.

(a) Contributing Party has good and valid title to, holds of record and owns beneficially the Interest free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws, if any, and as set forth on Schedule 4.6. At the Closing, Contributing Party will transfer, and immediately after Closing, the Operating Partnership will own, good and valid title to the Interest, free and clear of all Liens, other than Permitted Liens and the Liens set forth on Schedule 4.6. Contributing Party is a System Owner and has taken no action, and to Contributing Party’s Knowledge, no event has occurred, and no circumstance exists that would cause Contributing Party to cease to be a System Owner. Upon the Closing, the Operating Partnership will become a System Owner under the COO Agreement and a party to the COO Agreement.

(b) Except as set forth on Schedule 4.6(b), to Contributing Party’s Knowledge, Operator, for the benefit of the System Owners, (i) has good and valid record title to all of the AMI Midstream Assets, including all property and other interests granted to Operator pursuant to the AMI Surface Contracts, free and clear of any Liens other than Permitted Liens, and (ii) has (A) with respect to real property, indefeasible, marketable and valid easement rights, leasehold and/or fee ownership interests (including rights of way) in and to the lands on which are located any AMI Midstream Assets, including those shown on Exhibit A, free and clear of any Liens other than Permitted Liens, and (B) good and marketable title to all tangible personal property part of or used in connection with the AMI Midstream Assets, free and clear of any Liens other than Permitted Liens, which are, in each case, sufficient to enable Operator to use or operate the AMI Midstream Assets on behalf of the System Owners in substantially the same manner that the AMI Midstream Assets were used and operated by Operator on behalf of the System Owners immediately prior to the Closing Date. To Contributing Party’s Knowledge, all Midstream Assets (real and personal) used by or necessary for Operator to operate the AMI Systems on behalf of the System Owners are included in the AMI Midstream Assets.

Section 4.7 Taxes and Assessments.

(a) Taxes. Except as set forth in Schedule 4.7, (i) all Taxes due and owing by the Contributing Party and its Affiliates with respect to the Interest and the AMI Midstream Assets have been timely paid in full; (ii) to the Knowledge of Contributing

Party, there are no Liens on the Interest or the underlying AMI Midstream Assets that arose in connection with any failure (or alleged failure) to pay any Tax; (iii) all Tax Returns required to be filed by or with respect to the Marcellus JV Tax Partnership and, to the Knowledge of Anadarko and Contributing Party, the Area A Tax Partnership have been duly filed on a timely basis (taking into account all extensions of due dates) and such Tax Returns are true, correct and complete in all material respects; (iv) there is no pending or, to the knowledge of the Contributing Party, threatened action, audit, request for ruling, proceeding or investigation related to Taxes with respect to the Marcellus JV Tax Partnership or, to the Knowledge of Anadarko and Contributing Party, the Area A Tax Partnership; and (v) no Tax assessment, deficiency or adjustment has been asserted or proposed in writing with respect to the Marcellus JV Tax Partnership or, to the Knowledge of Anadarko and Contributing Party, the Area A Tax Partnership.

(b) Tax Classification. The Area A Tax Partnership and the Marcellus JV Tax Partnership are each classified as a partnership for federal income tax purposes. For federal income tax purposes, the Marcellus JV Tax Partnership is a partner in the Area A Tax Partnership and is properly allocated 50% of all items of income, gain, deduction and loss of the Area A Tax Partnership. Following the Closing, (i) the Partnership will be treated as a partner in the Marcellus JV Tax Partnership for federal income tax purposes, and (ii) all items of income, gain, deduction and loss of the Marcellus JV Tax Partnership that are attributable to the Marcellus JV Tax Partnership’s interest in the Area A Tax Partnership will be specially allocated 67.5% to the Partnership and 32.5% Mitsui.

(c) Qualifying Income. In the twelve (12) month period ended December 31, 2012, more than ninety percent (90%) of the gross income (as determined for federal income tax purposes) generated by the AMI Midstream Assets was qualifying income, within the meaning of Section 7704(d) of the Code. Contributing Party expects that more than ninety percent (90%) of the gross income generated by the AMI Midstream Assets in 2013 will be such qualifying income.

Section 4.8 Compliance With Laws. Except as set forth in Schedule 4.8, to Contributing Party’s Knowledge, the Operator is, and the ownership and operation of the AMI Midstream Assets are, in compliance with the provisions and requirements of all Laws of all Governmental Entities having jurisdiction with respect to the AMI Midstream Assets and their operation, development, maintenance, or use, except for any failures to so comply which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 4.8, Contributing Party is, and the ownership of the Interest is, in compliance with the provisions and requirements of all Laws of all Governmental Entities having jurisdiction with respect to the ownership of the Interest, except for any failures to so comply which would not, individually or in the aggregate, have a Material Adverse Effect. Notwithstanding the foregoing, Contributing Party makes no representation or warranty, express or implied, under this Section 4.8 relating to any Environmental Activity or Environmental Laws, which are addressed in Section 4.9.

Section 4.9 Environmental Matters. To the Knowledge of Contributing Party, except as set forth on Schedule 4.9:

(a) The operations of the AMI Midstream Assets are in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Environmental Permits required under all applicable Environmental Laws;

(b) Contributing Party and Operator have not caused or allowed the generation, use, treatment, manufacture, storage or disposal of any Hazardous Substance at, on or from the AMI Midstream Assets, except in accordance with all applicable Environmental Laws;

(c) None of Operator, Contributing Party or any other System Owner is the subject of any outstanding administrative or judicial order of judgment, agreement or arbitration award from any Governmental Entity under any Environmental Laws relating to the AMI Midstream Assets and requiring remediation or the payment of a fine or penalty; and

(d) None of the Operator, Contributing Party or any other System Owner is subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with Environmental Laws or any other environmental matter, including any Environmental Activity, relating to the AMI Midstream Assets.

Section 4.10 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by, or is authorized to act on behalf of, Contributing Party or any Affiliate thereof who is entitled to receive from any Party or its Affiliates any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.11 Permits. Except as set forth in Schedule 4.11, Contributing Party and, to the Knowledge of Contributing Party, Operator have obtained and are maintaining all permits, licenses, variances, exemptions, Orders, franchises, consents, registrations, authorizations, permissions and approvals of all Governmental Entities necessary or desirable for the lawful ownership, lease and operation of its business and the Interest and the AMI Midstream Assets, respectively (the “AMI Permits”), the loss of which would, individually or in the aggregate, have a Material Adverse Effect, in compliance with all Laws and the terms and conditions of such AMI Permits. Except as set forth in Schedule 4.11, to the Knowledge of Contributing Party, no AMI Permits or rights granted to any Person pursuant to the AMI Surface Agreements will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Schedule 4.11 sets forth a complete and accurate list of all material AMI Permits which Contributing Party is required to have, and which any Recipient Party will be required to have, as a result of being a System Owner, the owner of the Interest and a party to the COO Agreement.

Section 4.12 Contracts. Schedule 4.12 sets forth a complete and accurate list of all material AMI Contracts, other than the AMI Surface Contracts, (a) to which Contributing Party or any of its Affiliates is a party or (b) which are Anchor Shipper Gathering Agreements or Third Party Gathering Agreements (each as defined in the COO Agreement). Contributing Party has provided true, correct and complete copies of all material AMI Contracts described in clauses (a)

and (b) to the Recipient Parties. Neither Contributing Party nor, to the Knowledge of Contributing Party, any other Person is in breach of or default under any material AMI Contract except as disclosed on Schedule 4.12. Except as set forth in Schedule 4.12, each material AMI Contract to which Contributing Party is a party (other than such Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (a) is in full force and effect, (b) represents the legal, valid and binding obligation of Contributing Party or any of its Affiliates that are parties thereto, enforceable against Contributing Party or such Affiliates in accordance with its terms and (c) to the Knowledge of the Contributing Party, represents the legal, valid and binding obligation of the other parties thereto, enforceable against such parties in accordance with its terms. Except as set forth in Schedule 4.12, to the Knowledge of the Contributing Party, each material AMI Contract to which neither Contributing Party nor any of its Affiliates is a party (other than such Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (a) is in full force and effect and (b) represents the legal valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. Except as disclosed on Schedule 4.12, there are no material AMI Contracts with Affiliates of Contributing Party or, to the Knowledge of Contributing Party, Affiliates of Operator, related to the AMI Midstream Assets. Except as set forth in Schedule 4.12, to the Knowledge of Contributing Party, no notice of default or breach has been received or delivered by Contributing Party or Operator under any AMI Contract, the resolution of which is currently outstanding, and there are no current notices received by Contributing Party or Operator of the exercise of any premature termination, price redetermination, market-out or curtailment of any AMI Contract.

Section 4.13 Condition of Assets. To Contributing Party’s Knowledge, (a) there are no material structural defects relating to any of the AMI Midstream Assets, (b) the AMI Midstream Assets are in good repair, working order and operating condition, ordinary wear and tear excepted, and are adequate for the operation of such assets consistent with past business practices, and (c) all improvements to the real property owned or used in connection with the AMI Midstream Assets do not encroach in any material respect on property of others (other than encroachments that would not materially impair the operations of such assets). To the Knowledge of Contributing Party, there is no pending or threatened condemnation of any part of the AMI Midstream Assets by any Governmental Entity which would reasonably be expected to have a Material Adverse Effect.

Section 4.14 No Undisclosed Liabilities; Accuracy of Data. To the Knowledge of Contributing Party, all information that has been made available to the Recipient Parties and their representatives by Contributing Party or its Affiliates or any of their respective directors, partners, officers, employees, agents, advisors or representatives in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements were made.

Section 4.15 Absence of Certain Changes. Since January 1, 2012, to Contributing Party’s Knowledge, (a) the AMI Midstream Assets have been operated only in the ordinary course of business consistent with past practices, (b) there has not been any material damage, destruction or loss with respect to the AMI Midstream Assets or their operations and (c) the AMI Midstream Assets have not become subject to any obligation or liability that would be required to be reflected as an extraordinary item separately listed on an income statement for the business of Contributing Party or the AMI Midstream Assets prepared in accordance with GAAP.

Section 4.16 Sufficiency of the Assets.

(a) The AMI Midstream Assets constitute all of the assets related to the use and operation of the AMI Systems and the other AMI Midstream Assets and are sufficient to permit the AMI Systems and the other AMI Midstream Assets to be operated in the manner the operations and business represented thereby was conducted by Operator on the date of this Agreement and immediately prior to the Closing Date.

(b) To the Knowledge of Contributing Party, except as listed on Schedule 4.16, (i) there are no obligations under the terms of the instruments creating the possessory interests of Operator (on behalf of the System Owners) or the System Owners in the AMI Midstream Assets requiring the payment of any money to permit the continued use of the rights granted by such instruments and (ii) there are no provisions permitting the termination of any instrument creating the possessory interests of Operator (on behalf of the System Owners) or the System Owners in the AMI Midstream Assets prior to the abandonment of the improvements thereon established by the respective instruments or unless such termination is caused by the occurrence of an event of default under the terms of such instruments, in each case outside the ordinary course of business or that would reasonably be expected to have a Material Adverse Effect.

Section 4.17 Regulatory Matters.

(a) Contributing Party is not regulated as a “common carrier” under applicable Law;

(b) The AMI Midstream Assets are intrastate pipelines and not currently subject to regulation by the United States Federal Energy Regulatory Commission; and

(c) No AMI Midstream Assets were acquired through the use or threatened use of eminent domain by Contributing Party or, to the Knowledge of Contributing Party, by Operator or any other Person.

Section 4.18 Budgets; Outstanding Capital Commitments. True, correct and complete copies of the approved Capital Budget Plan and Operating Budget, each as defined in the COO Agreement, for 2013 are set forth on Schedule 4.18. Except as set forth on Schedule 4.18, as of the date of this Agreement, there are no outstanding capital commitments or other expenditure commitments or budgets relating to the AMI Midstream Assets which will require Contributing Party or any Recipient Party to make capital contributions or pay its share of Capital Expenditures or Operating Expenses, each as defined in the COO Agreement, and Contributing Party has timely paid all amounts due under the COO Agreement.

Section 4.19 Systems. Other than the AMI Systems and the Loyalsock Gas Gathering System, as defined in the COO Agreement, no other Systems, as defined in the COO Agreement, have been designated and agreed to under the COO Agreement.

Section 4.20 Insurance. Schedule 4.20 lists all insurance policies separately maintained by (or on behalf of) Contributing Party with respect to the Interest, the AMI Midstream Assets or the operations thereof.

Section 4.21 Employees. Contributing Party and its Affiliates have no employees engaged in the operation of the AMI Midstream Assets.

Section 4.22 Management Projections and Budgets. The projections and budgets provided to the Partnership (including those provided to Evercore Group L.L.C (“Evercore”), the financial advisor to the Special Committee), by Contributing Party and Anadarko as part of the Partnership’s review in connection with this Agreement have a reasonable basis and are consistent with Contributing Party’s and Anadarko’s (and to the Knowledge of Contributing Party, Operator’s) management’s current expectations. The other financial and operational information provided by Contributing Party and Anadarko to Evercore as part of its review of the proposed transaction for the Special Committee is complete and correct in all material respects for the periods covered, and is derived from and is consistent with the books and records of Contributing Party, Anadarko or the Operator, as the case may be.

Section 4.23 Anadarko E&P. The representations and warranties made in Sections 4.1, 4.2 and 4.3 are made with respect to Anadarko E&P mutatis mutandis.

Section 4.24 Investment. The Contributing Party (which for purposes of this Section includes any Anadarko Entity designated by Anadarko to receive any portion of the Unit Consideration) is not acquiring the Unit Consideration with a view to or for sale in connection with any distribution thereof or any other security related thereto in violation of the Securities Act or any state securities Laws. The Contributing Party is familiar with investments of the nature of the Unit Consideration, understands that this investment involves substantial risks, has adequately investigated the Partnership and the Unit Consideration, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in acquiring the Unit Consideration, and is able to bear the economic risks of such investment. The Contributing Party has had the opportunity to visit with the Partnership and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, has received all materials, documents and other information that the Contributing Party deems necessary or advisable to evaluate the Partnership and the Unit Consideration, and has made its own independent examination, investigation, analysis and evaluation of the Partnership and the Unit Consideration, including its own estimate of the value of the Unit Consideration. The Contributing Party has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as the Contributing Party deems adequate. The Contributing Party acknowledges that the common units constituting the Unit Consideration have not been registered under applicable federal and state securities laws and that the such common units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws, and that the certificates representing such common units will bear a legend to the foregoing effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE RECIPIENT PARTIES

The Recipient Parties, jointly and severally, hereby represent and warrant to Contributing Party as follows:

Section 5.1 Organization. Each Recipient Party is an entity duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite entity power and authority to own the Interest.

Section 5.2 Authorization; Enforceability. Each Recipient Party has full partnership or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and the Recipient Party Ancillary Documents to which it is a party. The execution, delivery, and performance by each Recipient Party of this Agreement and the Recipient Party Ancillary Documents, and the consummation by each Recipient Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership or limited liability company action, as appropriate, of each Recipient Party. This Agreement has been duly executed and delivered by each Recipient Party and constitutes (and each Recipient Party Ancillary Document executed or to be executed by each Recipient Party has been, or when executed will be, duly executed and delivered by such Recipient Party and constitutes, or when executed and delivered will constitute), a valid and legally binding obligation of such Recipient Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.3 No Conflicts. The execution, delivery and performance by each Recipient Party of this Agreement and the Recipient Party Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (a) violate, conflict with, or result in any breach of any provision of such Recipient Party’s organizational documents; (b) violate any Law applicable to such Recipient Party, or (c) violate or result in any breach of any material agreement to which a Recipient Party is a party or by which it is bound, except in the case of clauses (b) and (c) for violations or breaches which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Recipient Party’s ability to consummate the transactions contemplated by this Agreement.

Section 5.4 Litigation. Except as set forth in Schedule 5.4, there are no claims, demands, actions, suits, or proceedings pending before any Governmental Entity or arbitrator or, to the Recipient Parties’ Knowledge, threatened in writing against any Recipient Party or any of its Affiliates which are reasonably likely to have a material adverse effect on the Recipient Parties’ ability to consummate the transactions contemplated by this Agreement.

Section 5.5 Brokers’ Fees. Except for Evercore, no investment banker, broker, finder, financial advisor or other intermediary has been retained by, or is authorized to act on behalf of, any of the Recipient Parties or any of their Affiliates who is entitled to receive from any Party or any of its Affiliates any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business. Except as specifically provided in this Agreement or as expressly agreed to in writing by the Partnership, during the period from the date of this Agreement until the Closing, Contributing Party shall use its reasonable efforts to, to the extent permitted under the COO Agreement, cause Operator to (a) hold record title to, operate and maintain the AMI Midstream Assets in all material respects according to its usual and ordinary course of business consistent with past practice, (b) conduct the operations of the AMI Midstream Assets in all material respects according to its usual and ordinary course of business consistent with its past practice and (c) preserve intact the AMI Midstream Assets and the current business thereof and preserve relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings with the Operator, the AMI Midstream Assets or the operations thereof. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as expressly agreed to in writing by the Partnership, Contributing Party shall not agree to, promote, or vote in favor of (or not vote, if the effect of a failure to vote is a vote in favor of), or permit the Operator to:

(a) other than with respect to distributions made under the COO Agreement in the ordinary course consistent with past practice, declare, set aside or make any distributions to the System Owners;

(b) make any change in or amendment to the COO Agreement or the Anchor Shipper Gathering Agreements;

(c) incur any obligation or liability, direct or indirect, other than the incurrence of liabilities pursuant to existing agreements in the ordinary course of business consistent with past practice or as expressly permitted under the COO Agreement; or

(d) make any capital commitments or other expenditure commitments or change any Capital Budget Plan or Operating Budget which will require Contributing Party or any Recipient Party to make any capital or other expenditures in respect of the Interest other than those shown on Schedule 4.18.

Section 6.2 Access. From the date of this Agreement until the Closing Date, Contributing Party shall, upon reasonable advance notice by the Partnership, furnish to each Recipient Party such documents and information in the possession or control of Contributing Party (or which Contributing Party may be entitled to receive from the Operator under the COO Agreement) concerning the Interest and the AMI Midstream Assets, as the Partnership from time to time may reasonably request, but only to the extent that Contributing Party may comply without breaching any confidentiality obligation or other contractual restriction binding on Contributing Party.

Section 6.3 Additional Agreements.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, including the fulfillment of the conditions set forth in Article VII, to the extent that the fulfillment of such conditions is within the control of such Party; provided, however, that in no event shall any Party or its Affiliates be required to divest any interest that they may have in any material assets or business.

(b) To the extent an action, or refraining to take an action, by an Anadarko Entity is required under the COO Agreement, or to the extent that failure by an Anadarko Entity to take an action, or refrain from taking an action, would result in a breach of or default under, or allow or give to any others any right to exercise any rights or remedies under, the COO Agreement by Contributing Party or any Recipient Party, Anadarko will, or will cause each relevant Anadarko Entity to, take or refrain from taking such action, as the case may be.

(c) In connection with the Closing, Western Gas Holdings, LLC, the general partner of the Partnership, shall purchase from the Partnership 9,166 general partner units for the cash consideration of approximately $500,000.

(d) The Parties agree to treat the contribution of the Interest in accordance with the provisions set forth in Exhibit D for Federal and State income tax purposes.

(e) Anadarko, Anadarko E&P and Contributing Party covenant and agree that from and at all times after the Closing, the Partnership (or any successor thereof) will, with respect to the ownership and operation of the Interest acquired pursuant to this Agreement, (i) receive the same distributions of cash and other property (including upon termination and liquidation of the Area A Tax Partnership or the Marcellus JV Tax Partnership), (ii) be required to pay the same amounts for expenses and other matters, and have the same liabilities and obligations, and (iii) be allocated the same items of income, gain, loss, deduction and credit for federal income tax purposes, as if the Partnership (or any successor thereof) had acquired and owned the Interest directly pursuant to the COO Agreement, without regard to the AAPA, the Area A Tax Partnership, the Marcellus JV Tax Partnership, the provisions of Exhibit D or the other agreements or provisions referred to in Exhibit D. Anadarko, Anadarko E&P and Contributing Party covenant and agree that Anadarko E&P is, and Anadarko E&P or an Affiliate thereof will remain, the Tax Matters Partner under the Marcellus JV Tax Partnership or any amendment or successor to such provisions.

(f) With respect to each of the Area A Tax Partnership and the Marcellus JV Tax Partnership (each a “Tax Partnership”), either (i) such Tax Partnership currently has in effect a valid election under Section 754 of the Code (a “Section 754 Election”), or (ii) if such Tax Partnership does not currently have in effect a Section 754 Election, then the Contributing Party or Anadarko E&P (as appropriate) shall cause such Tax Partnership to make a Section 754 Election in accordance with the Section 1.754-1(b) of the Treasury Regulations for the taxable year of such Tax Partnership during which the contribution of the Interest occurs pursuant to this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) No Restraint. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(b) Legality of Transactions. No action shall have been taken nor any Law shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal.

(c) HSR. Consummation of the transactions contemplated by this Agreement shall not be prevented from occurring by, and any required waiting period shall have expired under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.

(d) Opinion of Financial Advisor to Special Committee. The Special Committee shall have received the opinion, in form and substance satisfactory to the Special Committee, of Evercore, the financial advisor to the Special Committee, that the transactions contemplated by this Agreement are fair to the Partnership from a financial point of view, and such opinion shall not have been withdrawn.

Section 7.2 Conditions to the Recipient Parties’ Obligation to Close. The obligation of the Recipient Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Partnership in its sole discretion), at or prior to the Closing, of each of the following conditions:

(a) Preference Rights and Transfer Requirements. With respect to each Preference Right, (i) each holder of such Preference Right shall have waived such Preference Right or (ii) the time in which such Preference Right may be exercised shall have expired, and no suit, action or other proceeding shall have been initiated by a third party seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce such Preference Right. All Transfer Requirements related to the Interest shall have been complied with or otherwise satisfied.

(b) Representations and Warranties. The representations and warranties set forth in Article IV shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and the Recipient Parties shall have received a certificate to such effect signed on behalf of Anadarko and Contributing Party by an officer of Anadarko.

(c) Performance of Obligations. Contributing Party shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by Contributing Party under this Agreement prior to or on the Closing Date, and the Recipient Parties shall have received a certificate to such effect signed on behalf of Contributing Party by an officer of Anadarko (such certificate, together with the certificate described in Section 7.2(b), the “Contributing Party Closing Certificate”).

(d) Contributing Party Ancillary Documents. Contributing Party shall have delivered, or caused to be delivered, to the Recipient Parties the Contributing Party Ancillary Documents required under Section 3.2.

(e) No Material Adverse Effect. Since September 30, 2012, there shall have occurred no Material Adverse Effect.

Section 7.3 Conditions to Contributing Party’s Obligation to Close. The obligation of Contributing Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Anadarko), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Recipient Parties set forth in Article V shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and Contributing Party shall have received a certificate to such effect signed on behalf of the Recipient Parties by an officer of the General Partner.

(b) Performance of Obligations. The Recipient Parties shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by the Recipient Parties under this Agreement prior to or on the Closing Date, and Contributing Party shall have received a certificate to such effect signed on behalf of the Recipient Parties by an officer of the General Partner (such certificate, together with the certificate described in Section 7.3(a), the “Recipient Party Closing Certificate”).

(c) Recipient Party Ancillary Documents. The Recipient Parties shall have delivered, or caused to be delivered, to Contributing Party the Recipient Party Ancillary Documents required under Section 3.3.

(d) Delivery of Consideration. The Recipient Parties shall have delivered the Cash Consideration and the Unit Consideration in accordance with Section 3.3.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

(a) Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i) by mutual written consent of Anadarko and the Partnership;

(ii) by either Anadarko or the Partnership if the Closing has not occurred within 90 days of the date of this Agreement (the “Termination Date”); provided, however, that this right to terminate this Agreement shall not be available to any Party whose breach of this Agreement or whose Affiliate’s breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii) by either Anadarko or the Partnership if a Governmental Entity shall have issued an Order or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement; or

(iv) by Anadarko in the event of a breach by the Partnership or any Recipient Party, or by the Partnership in the event of a breach by Anadarko or Contributing Party, of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(b), Section 7.2(c), Section 7.3(a) or Section 7.3(b), as applicable, and (B) cannot be or has not been cured by the earlier of (1) twenty (20) days following receipt by the breaching party of written notice of such breach or (2) the Business Day immediately preceding the Termination Date.

(b) Effect of Investigation. The right of any Party to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of the actual or constructive knowledge of such Party regarding the subject matter giving rise to such right of termination.

Section 8.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 8.1, the undertakings of the Parties set forth in this Agreement shall forthwith be of no further force and effect; provided, however, that no such termination shall relieve any Party of liability for any intentional material breach of any term or provision hereof.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival.

(a) The representations and warranties in this Agreement shall survive the Closing until the applicable dates specified in Sections 9.1(b) and 9.1(c) and regardless of any inspection or investigation by or on behalf of the Recipient Parties or Contributing Party, respectively; provided that any representation or warranty with respect to which a claim for indemnification has been brought pursuant to this Article IX that is pending at the end of the applicable survival period shall continue to survive until the final resolution of such claim.

(b) The liability of Anadarko and Contributing Party for the breach of any of the representations and warranties of Anadarko and Contributing Party set forth in Article IV shall be limited to claims for which a Partnership Indemnified Party delivers written notice to Anadarko on or before eighteen (18) months after the Closing Date; provided, however, that (i) the liability of Anadarko and Contributing Party for the breach of any of the representations and warranties of Anadarko and Contributing Party set forth in Section 4.9 shall be limited to claims for which a Partnership Indemnified Party delivers written notice to Anadarko on or before 24 months after the Closing Date; and (ii) the liability of Anadarko and Contributing Party for the breach of any of the representations and warranties of Anadarko and Contributing Party set forth in Sections 4.1, 4.2 and 4.7 shall not be limited as to time other than the applicable statute of limitations.

(c) The liability of the Recipient Parties for the breach of any of the representations and warranties of the Recipient Parties set forth in Article V shall be limited to claims for which an Anadarko Indemnified Party delivers written notice to the Partnership on or before eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 5.1 and 5.2 shall not be limited as to time other than the applicable statute of limitations.

Section 9.2 Indemnification of the Anadarko Indemnified Parties. Solely for the purpose of indemnification in this Section 9.2, the representations and warranties of the Recipient Parties in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. The Partnership, from and after the Closing Date, shall indemnify and hold Anadarko, Contributing Party and their respective Affiliates (other than any of the Partnership Entities), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with Anadarko and Contributing Party, the “Anadarko Indemnified Parties”) harmless from and against any and all Losses suffered or incurred by the Anadarko Indemnified Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 9.1, any breach of a representation or warranty of the Recipient Parties in this Agreement (which for this purpose is deemed not to include Exhibit A), and (b) any breach of any agreement or covenant on the part of the Recipient Parties in this Agreement.

Section 9.3 Indemnification of the Partnership Indemnified Parties. Solely for the purpose of indemnification in this Section 9.3, the representations and warranties of Anadarko and Contributing Party in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect or Knowledge qualifiers. Anadarko shall indemnify and hold the Recipient Parties and their respective Affiliates (other than any of the Anadarko Entities), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with the Recipient Parties, the “Partnership Indemnified Parties”) harmless from and against any and all Losses suffered or incurred by the Partnership Indemnified Parties as a result of, caused by, arising out of, or in any way relating to:

(a) any breach of a representation or warranty of Anadarko or Contributing Party in this Agreement (which for this purpose is deemed not to include Exhibit A) other than Section 4.18;

(b) any breach of any agreement or covenant on the part of Anadarko or Contributing Party in this Agreement;

(c) all Tax liabilities attributable to the ownership of the Interest prior to the Closing Date;

(d) any breach of Section 4.18; or

(e) the matters on Schedule 4.5.

Section 9.4 Demands. The Indemnified Party agrees that within 30 days after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article IX, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (any such third party action being referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will provide notice thereof in writing to the Indemnifying Party specifying in reasonable detail the nature of and specific basis for such claim. Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 9.4 will not relieve the Indemnifying Party from the liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such notice shall include a formal demand for indemnification under this Agreement.

Section 9.5 Right to Contest and Defend. The Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within 20 days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel (in the reasonable opinion of the Indemnifying Party) employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the

Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the Indemnifying Party does not elect to contest any such Indemnity Claim, the Indemnifying Party shall be bound by the result obtained with respect to such claim by the Indemnified Party. If the Indemnifying Party shall have assumed the defense of an Indemnity Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Indemnity Claim, which fully and completely releases the Indemnified Party in connection with such Indemnity Claim and which would not otherwise adversely affect the Indemnified Party.

Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, upon the advice of outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 9.6 Cooperation. The Indemnified Party agrees to cooperate with the Indemnifying Party with respect to all aspects of the defense of any Indemnity Claims covered by the indemnification set forth in this Article IX, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party reasonably considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 9.6, unless otherwise required by Law or the listing standards of the New York Stock Exchange or any other applicable exchange or quotation system. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article IX; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense to the extent provided above.

Section 9.7 Payment of Losses. The indemnification required hereunder shall be made by monthly payments of the amount thereof during the course of the investigation or defense, within 30 days as and when reasonably specific bills are received or Loss is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an Indemnifying Party by reason of the indemnification provisions of this Agreement, the amount to be paid shall be reduced by (a) any insurance proceeds related to indemnified Losses realized by the Indemnified Party and (b) any amounts related to indemnified Losses recovered by the Indemnified Party under contractual indemnities from third parties.

Section 9.8 Limitations on Indemnification.

(a) To the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(a) (other than for Losses related to a breach of the representations and warranties in Section 4.6), Anadarko shall not be liable for those Losses unless the aggregate amount of Losses exceeds 1% of the sum of (i) the Cash Consideration, plus (ii) the dollar value of the Unit Consideration on the Closing Date (the sum of (i) and (ii) being the “Aggregate Consideration”) (the “Deductible”), and then only to the extent of any such excess.

(b) In addition, to the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(a), Anadarko shall not be liable for such Losses that exceed, in the aggregate, 25% of the Aggregate Consideration less the Deductible.

(c) Notwithstanding Section 9.8(a) and (b), to the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(b), 9.3(c), 9.3(d), or 9.3(e) or for claims arising from fraud, Anadarko shall be fully liable for such Losses without respect to the Deductible in Section 9.8(a) and the limitations in Section 9.8(b).

(d) To the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(a), the Partnership shall not be liable for those Losses unless the aggregate amount of Losses exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess. In addition, to the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(a), the Partnership shall not be liable for such Losses that exceed, in the aggregate, 10% of the Aggregate Consideration less the Deductible.

(e) Notwithstanding Section 9.8(d), to the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(b) or for claims arising from fraud, the Partnership shall be fully liable for such Losses without respect to the Deductible and the limitations in Section 9.8(d).

Section 9.9 Sole Remedy. Notwithstanding anything herein to the contrary, after the Closing, this Article IX contains the Anadarko Indemnified Parties’ and the Partnership Indemnified Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article IV and

Article V and in the covenants in this Agreement to be performed prior to the Closing, in each case other than claims or causes of action arising from fraud. All references in this Article IX to such breaches of such representations, warranties, covenants and agreements include any affirmation of such representations, warranties, covenants and agreements contained in the certificates delivered at Closing by Contributing Party pursuant to Section 3.2(b) and by the Recipient Parties pursuant to Section 3.3(d).

Section 9.10 Express Negligence Rule. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. ANADARKO, CONTRIBUTING PARTY, AND THE RECIPIENT PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF ANADARKO AND THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE X

ADDITIONAL AGREEMENTS

Section 10.1 Further Assurances. Contributing Party, Anadarko and Anadarko E&P hereby each agrees that, from time to time, at the request of a Recipient Party and without further consideration, it will execute and deliver to the Recipient Parties such other deeds, bills of sale, instruments of conveyance, assignment and transfer, and notices, affidavits and acknowledgements, and take such action as the Recipient Parties may reasonably require to effectively convey, transfer, and assign to the Recipient Parties, and to put the Recipient Parties in possession of, the Interest. After the Closing, each Party shall take such further actions, including obtaining consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Parties in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Parties with the intended benefits of this Agreement and the Ancillary Documents.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Expenses. Except as provided in Section 3.4, or as provided in the Ancillary Documents, regardless of whether the transactions contemplated in this Agreement occur, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such cost or expense.

Section 11.2 Notices. Any notice or other communication to be given under this Agreement by any Party to another shall be in writing and shall be (a) delivered personally,

(b) sent by courier service requiring acknowledgement of receipt or, (c) sent by facsimile transmission. Notice given by personal delivery or courier shall be effective upon actual receipt. Notice given by facsimile transmission shall be confirmed by appropriate answer-back, and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Notices or other communications shall be directed to the following addresses:

Notices to Anadarko:

Anadarko Petroleum Corporation

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attention: Senior Vice President, General Counsel

                    and Chief Administrative Officer

Facsimile No.: (832) 636-0547

Notices to Contributing Party:

Anadarko Marcellus Midstream, L.L.C.

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attention: President

Facsimile No.: (832) 636-7885

Notices to Anadarko E&P:

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attention: President

Facsimile No.: (832) 636-7885

Notices to the Recipient Parties:

Western Gas Partners, LP

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attention: General Partner

Facsimile No.: (832) 636-6001

Western Gas Operating, LLC

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attention: General Partner

Facsimile No.: (832) 636-6001

WGR Operating, LP

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attention: General Partner

Facsimile No.: (832) 636-6001

with copies (which shall not constitute notice) to:

Special Committee of the Board of Directors of Western Gas Holdings, LLC

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Attention: Chairman

Facsimile No.: (832) 636-6001

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention: Gary W. Orloff

Facsimile No.: (713) 221-2166

Any Party may at any time change its address for service from time to time by giving notice in accordance with this Section 11.2.

Section 11.3 Severability. If any term or other provision of this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal, or incapable of being enforced under applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intention of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 11.4 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute between the Parties arising out of this Agreement or the transaction contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereto irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transaction contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 11.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for express language with respect to the Partnership Indemnified Parties and the Anadarko Indemnified Parties contained in the indemnification provisions of Article IX.

Section 11.6 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, and any attempted assignment without such consent shall be void.

Section 11.7 No Amendment or Waiver. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement or a breach hereof shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 11.9 Integration. This Agreement, the Exhibits and Schedules hereto and the Ancillary Documents supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Exhibits and Schedules hereto and the Ancillary Documents contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or the Ancillary Documents unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or the Ancillary Documents.

Section 11.10 Determinations by the Partnership. Whenever an approval or a material determination or decision by the Partnership is called for in this Agreement, such approval, determination or decision must be authorized by the Special Committee.

Section 11.11 Public Statements. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable Law or stock exchange requirements.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE RECIPIENT PARTIES:

WESTERN GAS PARTNERS, LP

By:	Western Gas Holdings, LLC, its General Partner

	By:	/s/ Donald R. Sinclair
	Name:	Donald R. Sinclair
	Its:	President and Chief Executive Officer

WESTERN GAS OPERATING, LLC

	By:	/s/ Donald R. Sinclair
	Name:	Donald R. Sinclair
	Its:	President and Chief Executive Officer

WGR OPERATING, LP

By:	Western Gas Operating, LLC, its General Partner

	By:	/s/ Donald R. Sinclair
	Name:	Donald R. Sinclair
	Its:	President and Chief Executive Officer

Signature page to Contribution Agreement

CONTRIBUTING PARTY:

ANADARKO MARCELLUS MIDSTREAM, L.L.C.

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Its:	Senior Vice President and Chief Financial Officer

Signature Page to Contribution Agreement

Executed by Anadarko Petroleum Corporation,

solely for purposes of its obligations and rights under

Article II, Section 3.5, Article IV, Section 6.3, Article VIII, Article IX, Article X and Article XI of this Agreement

ANADARKO PETROLEUM CORPORATION

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Its:	Senior Vice President, Finance and Chief Financial Officer

Signature Page to Contribution Agreement

Executed by Anadarko E&P Onshore LLC,

solely for purposes of its obligations and rights under

Article II, Section 6.3, Article X and Article XI of this Agreement

ANADARKO E&P ONSHORE LLC

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Its:	Senior Vice President and Chief Financial Officer

Signature Page to Contribution Agreement